RESOLUTION ADOPTED
BY
THE BOARD OF DIRECTORS
OF
THE HYPERION BROOKFIELD STRATEGIC MORTGAGE INCOME FUND, INC.

RESOLVED, that the Amendment to the By-Laws of the Fund, in the form attached hereto as Exhibit A, are hereby approved; and be it further RESOLVED, that the proper officers of the Fund be, and each of them hereby is, authorized and directed to take all such actions, to make all expenditures and to execute all instruments deemed by them to be necessary or desirable in carrying out the purposes of the foregoing resolution.


Exhibit A

AMENDMENT DATED DECEMBER 17, 2007

TO BY-LAWS OF

THE HYPERION BROOKFIELD STRATEGIC MORTGAGE INCOME FUND, INC.


ARTICLE II, Section 1 is amended to state:

	Section 1. Annual Meeting. The Corporation is not required to hold an annual meeting of its stockholders in any year in which the election of directors is not required to be acted upon under the Investment Company Act of 1940. If the Corporation is required by the Investment Company Act of 1940 to hold a meeting of stockholders to elect directors, such meeting shall be held within 120 days after the Corporation's annual report has first been sent to stockholders, or at such other time on such other day as set by the Board of Directors for the election of directors and for the transaction of such other business as may properly be brought before the meeting.



{W0172440; 1}